SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ___________

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c),
                 AND (d) AND AMENDMENTS THERETO FILED PURSUANT
                       TO RULE 13d-2(b) (Amendment No. 2 )


                         GROEN BROTHERS AVIATION, INC.
===============================================================================
                                (Name of Issuer)

                           Common Stock, no par value
===============================================================================
                         (Title of Class of Securities)


                                  398743 10 4
===============================================================================
                                 (CUSIP Number)




                                February 4, 2002
===============================================================================
             (Date of event Which Requires Filing of this Statement)


 Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
         |_|      Rule 13d-1(b)
         |X|      Rule 13d-1(c)
         |_|      Rule 13d-1(d)

                                       13G


CUSIP No. 398743 10 4                                         Page 2 of 8 Pages


===============================================================================

    1     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          Epsilon Global Active Value Fund, Ltd.
===============================================================================
                                                                             _
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                             _
                                                                        (b) |x|
                                                                             -
===============================================================================

    3     SEC USE ONLY
===============================================================================

    4     CITIZENSHIP OR PLACE OF ORGANIZATION           British Virgin Islands

===============================================================================
                               5     SOLE VOTING POWER                        0

              NUMBER OF    ====================================================
              SHARES
              BENEFICIALLY     6     SHARED VOTING POWER              1,115,238
              OWNED BY     ====================================================
              EACH
              REPORTING        7     SOLE DISPOSITIVE POWER                   0
              PERSON       ====================================================
              WITH
                               8     SHARED DISPOSITIVE POWER         1,115,238
===============================================================================

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
          REPORTING PERSON                                            1,115,238
===============================================================================

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES                                                   [  ]
===============================================================================

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                1.2%
===============================================================================

   12     TYPE OF REPORTING PERSON                                           00
===============================================================================

                                       13G


CUSIP No. 398743 10 4                                         Page 3 of 8 Pages
===============================================================================

    1     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          Epsilon Investment Management LLC
===============================================================================
                                                                             _
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                             _
                                                                        (b) |X|
                                                                             -
===============================================================================

    3     SEC USE ONLY
===============================================================================

    4     CITIZENSHIP OR PLACE OF ORGANIZATION                         Delaware
===============================================================================

              NUMBER OF         5     SOLE VOTING POWER                       0
              SHARES            ===============================================
              BENEFICIALLY
              OWNED BY          6     SHARED VOTING POWER             1,237,500
              EACH REPORTING    ===============================================
              PERSON WITH
                                7     SOLE DISPOSITIVE POWER                  0
===============================================================================

                                8     SHARED DISPOSITIVE POWER        1,237,500
===============================================================================

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                 1,237,500
          REPORTING PERSON
===============================================================================

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [  ]
          CERTAIN SHARES
===============================================================================

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                1.3%
===============================================================================

   12     TYPE OF REPORTING PERSON                                           00
===============================================================================

                                       13G
===============================================================================

CUSIP No. 398743 10 4                                         Page 4 of 8 Pages
===============================================================================


===============================================================================

    1     NAME OF REPORTING PERSON
          I.R.S. IDENTIFIATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          Steve G. Stevanovich
===============================================================================
                                                                             _
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                             _
                                                                        (b) |X|
                                                                             -
===============================================================================

    3     SEC USE ONLY
===============================================================================

    4     CITIZENSHIP OR PLACE OF ORGANIZATION                    United States
===============================================================================

          NUMBER OF            5     SOLE VOTING POWER                        0
          SHARES             ==================================================
          BENEFICIALLY
          OWNED BY             6     SHARED VOTING POWER              1,250,000
          EACH REPORTING     ==================================================
          PERSON WITH
                               7     SOLE DISPOSITIVE POWER                   0
===============================================================================

                               8     SHARED DISPOSITIVE POWER         1,250,000
===============================================================================

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
          REPORTING PERSON                                            1,250,000
===============================================================================

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                     [  ]
          EXCLUDES CERTAIN SHARES
===============================================================================

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                1.3%
===============================================================================

   12     TYPE OF REPORTING PERSON                                           IN
===============================================================================

Item 1(a).        Name of Issuer:

                  Groen Brothers Aviation, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  2640 W. California Avenue
                  Suite A
                  Salt Lake City, Utah 84101

Item 2(a).        Name of Persons Filing:

                  Epsilon Global Active Value Fund, LTD
                  Epsilon Investment Management, LLC
                  Steve G. Stevanovich

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  Epsilon Global Active Value Fund, LTD.
                           7280 W. Palmetto Park Road
                           Suite 310
                           Boca Raton, Florida 33433

                  Epsilon Investment Management, LLC
                           7280 W. Palmetto Park Road
                           Suite 310
                           Boca Raton, Florida 33433

                  Steve G. Stevanovich
                           7280 W. Palmetto Park Road
                           Suite 310
                           Boca Raton, Florida 33433

Item 2(c).        Citizenship:

                  Epsilon Global Active Value Fund, LTD.-British Virgin Islands Epsilon Investment Management, LLC - Delaware
                  Steve G. Stevanovich - United States

Item 2(d).        Title of Class of Securities:

                  Common Stock, no par value

Item 2(e).        CUSIP Number:

                  398743 10 4

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  (a)      |_|      Broker or Dealer registered under Section 15
                                    of the Exchange Act.
                  (b)      |_|      Bank as defined in Section 3(a)(6) of the
                                    Exchange Act.
                  (c)      |_|      Insurance company as defined in
                                    Section 3(a)(19) of the Exchange Act.
                  (d)      |_|      Investment company registered under
                                    Section 8 of the Investment Company Act.
                  (e)      |_|      An investment advisor in accordance with
                                    Rule 13d-1(b)(1)(ii)(E).
                  (f)      |_|      An employee benefit plan or endowment fund
                                    in accordance with Rule 13d-1(b)(1)(ii)(F).
                  (g)      |_|      A parent holding company or control person
                                    in accordance with Rule 13d-1(b)(1)(ii)(G).
                  (h)      |_|      A savings association as defined in
                                    Section 3(b) of the Federal Deposit
                                    Insurance Act.
                  (i)      |_|      A church plan that is excluded from the
                                    definition of an investment  company under
                                    Section 3(c)(14)
                                    of the Investment Company Act.
                  (j)      |_|      Group, in accordance with
                                    Rule 13d-1(b)(l)(ii)(J).

                  Not Applicable. This Schedule 13G is filed pursuant to Rule 13d-1(c).

Item 4.           Ownership
                  (a)      Amount beneficially owned:
                           Epsilon Global Active Value Fund, LTD.
                                 1,115,238 shares of Common Stock, no par value

                           Epsilon Investment Management, LLC
                                 1,237,500 shares of Common Stock, no par value

                           Steve G. Stevanovich
                                 1,250,000 shares of Common Stock, no par value

                  (b)      Percent of class:
                           Epsilon Global Active Value Fund, LTD.
                           1.2%
                           Epsilon Investment Management, LLC
                           1.3%
                           Steve G. Stevanovich
                           1.3%

                  (c)      Number of shares as to which such person has:
                           Epsilon Global Active Value Fund, LTD.
                           (i)      Sole power to vote or to direct the
                                    vote                                      0
                           (ii)     Shared power to vote or direct the
                                    vote                              1,115,238
                           (iii)    Sole power to dispose or to direct the
                                    disposition of                            0
                           (iv)     Shared power to dispose or to direct
                                    the disposition of                1,115,238

                           Epsilon Investment Management, LLC
                           (i)      Sole power to vote or to direct the
                                    vote                                      0
                           (ii)     Shared power to vote or direct the
                                    vote                              1,237,500
                           (iii)    Sole power to dispose or to
                                    direct the disposition of                 0
                           (iv)     Shared power to dispose or to
                                    direct the disposition of         1,237,500

                           Steve G. Stevanovich
                           (i)      Sole power to vote or to direct the
                                    vote                                      0
                           (ii)     Shared power to vote or direct the
                                    vote                              1,250,000
                           (iii)    Sole power to dispose or to direct
                                    the disposition of                        0
                           (iv)     Shared power to dispose or to direct
                                    the disposition of                1,250,000

Item 5.           Ownership of Five Percent or Less of a Class.
                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
                  securities, check the following                           [X].

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.
                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent
                  Holding Company or Control Person.
                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.
                  Not Applicable.

Item 9.           Notice of Dissolution of the Group.
                  Not Applicable.

Item 10. Certifications.
                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 4, 2002                  EPSILON GLOBAL ACTIVE VALUE FUND, LTD.
                                        BY:  EPSILON INVESTMENT MANAGEMENT, LLC


                                        By:    /s/ Steve G. Stevanovich
                                               ============================
                                        Name:  Steve G. Stevanovich
                                               ====================
                                        Title: President
                                               ====================



                                        EPSILON INVESTMENT MANAGEMENT, LLC

                                        By: /s/ Steve G. Stevanovich
                                            ===================================
                                        Name: Steve G. Stevanovich
                                              ====================
                                        Title:  President
                                                =========

                                            /s/ Steve G. Stevanovich
                                            ========================
                                            Steve G. Stevanovich

                                    Exhibits


Exhibit No.                   Exhibit

99.1 Joint Filing Agreement, dated November 6, 2000, by and among Epsilon Global Active Value Fund, LTD., Epsilon Investment Management, LLC and Steve G. Stevanovich. (Incorporated by reference to Exhibit 99.1 of the Schedule 13G/A filed by such parties on November 9, 2000).